Exhibit 99.1

LiveDeal Names Kevin Hall as President and Chief Operating Officer
Board Endorses New Management Team

LAS VEGAS, May 20, 2010 (BUSINESS WIRE) -- LiveDeal, Inc. (NASDAQ: LIVE), a provider of web-based customer acquisition services for small businesses, announced today that Kevin Hall, previously named interim COO, has been officially named President and Chief Operating Officer, effective immediately.  The Board of Directors is proud to announce their endorsement of Kevin Hall.

“Kevin Hall has brought a great amount of stability and overall vision to the company in a short amount of time.  We are excited that Kevin has taken on this role and believe he will drive the company forward in a positive and methodical manner,” said Sheryle Bolton, a member of the LiveDeal Board of Directors.

Larry Tomsic continues to lead the company as Chief Financial Officer.  “Together, we believe we have the right leadership in place to drive the company forward,” Bolton added.

About Kevin Hall

Mr. Hall, 46, had served as LiveDeal’s General Counsel and Vice President of Human Resources and Business Development since April 2009.  Prior to that time, Mr. Hall was a partner in the San Francisco, California and New York, New York offices of Reed Smith LLP, an international law firm with more than 1,500 attorneys worldwide, from 2006 until 2008.  Previously, he was a senior associate and later a partner in the New York, New York office of Linklaters, a London-based global law firm, from 1998 until 2006.  Mr. Hall, who is admitted to practice law in California and New York, specializes in general corporate law, finance, structured finance, and other complex commercial and financial transactions (including mergers and acquisitions).  He holds a B.A. in History and French Literature from Columbia College, a Master’s Degree in International Affairs from Columbia University, and a law degree from Cornell School of Law.

About Larry Tomsic

Mr. Tomsic recently served as Controller for Alliance Residential Company, an apartment complex with 3,221 units and $90 million in annual sales.  Previously, he was a Controller and Chief Financial Officer for various clients of JKL Consulting (including a planned unit development and a concrete contractor) from 2006-2008 and Chief Financial Officer of John R. Wood, Inc. (a real estate brokerage focusing on luxury residential housing and commercial properties) from 1997-2006.  Mr. Tomsic worked as a financial officer and in other management positions for various companies (including U.S. Home Corporation and Collier Enterprises) from 1983-1997.  He was also a senior auditor for Deloitte & Touche for three years.  Mr. Tomsic holds a B.S. in Accounting from the University of Delaware and an M.B.A. in Accounting from the University of Denver.

About LiveDeal, Inc.

LiveDeal provides local customer acquisition services for small businesses to deliver an affordable way to extend their marketing reach to local, relevant customers via the Internet.  LiveDeal delivers local search engine marketing (SEM) and custom website products that combine leading technology with a strong partnership model and an inside sales team to create an efficient platform local businesses need to create and optimize their Internet search advertising campaigns.  LiveDeal partners with Google, Yahoo!, MSN and others. LiveDeal is headquartered in Las Vegas, Nevada.  For more information, visit www.livedeal.com.

Investment Relations Contact:
Larry Tomsic, CFO
Phone: 702-939-0230
Ltomsic@livedeal.com

Press Release Contact:
Pamela Sziebert, VP of Marketing
Phone: 702-939-0230
Psziebert@livedeal.com

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